Exhibit 99.1

WK Kellogg Co
Financial News Release

Analyst Contact:
Karen Duke (269) 401-3164

Media Contact:
Stacy Flathau (269) 401-3002

WK Kellogg Co Announces First Quarter 2025 Results and Updates 2025 Outlook

BATTLE CREEK, Mich. - May 6, 2025 - WK Kellogg Co (NYSE: KLG) today reported financial results for its first quarter 2025 and updated its full year 2025 financial outlook.

First Quarter Financial Highlights:

•Reported net sales decreased 6.2% year-over-year
•Organic net sales decreased 5.6% year-over-year
•Reported net income decreased 45.5% year-over-year
•Adjusted EBITDA decreased 4.0% year-over-year
•Company lowers 2025 organic net sales growth guidance to a range of (2.0)% to (3.0)% from ~(1.0)%
•Company lowers 2025 adjusted EBITDA growth guidance range to flat to (2.0)% from 4.0% to 6.0%

“Despite the lower than expected first quarter performance which resulted in revising our 2025 outlook, we continue to make great progress on our strategic priorities, including the supply chain modernization initiative," said Gary Pilnick, Chairman and Chief Executive Officer. "We remain on track to deliver ~500 bps of margin improvement as we exit 2026."

Pilnick continued, "In the first quarter, we saw consumers continue to focus on health and nutrition, which we view as a positive development for the category. We believe our portfolio is well positioned to meet the needs of our consumers, and we are taking further actions to accelerate our plans in this area.”

Financial Summary:	Quarter ended
(millions)	March 29, 2025	March 30, 2024	% Change
Reported net sales	$663	$707	(6.2)%
Organic net sales*	$667	$707	(5.6)%

Reported net income	$18	$33	(45.5)%
EBITDA*	$47	$71	(33.8)%
Adjusted EBITDA*	$72	$75	(4.0)%
Reported net income margin	2.6%	4.7%	(2.1)%
Adjusted EBITDA margin*	10.8%	10.6%	0.2%
*Organic net sales, EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures. See the "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures, including a definition of each non-GAAP financial measure and reconciliations of each non-GAAP financial measure to the most directly comparable financial measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”).

First Quarter 2025 Business Performance

Reported first quarter net sales were $663 million, a 6.2% decline year-over-year. First quarter organic net sales decreased 5.6% year-over-year. For the first quarter, price/mix increased 3.0% and volume was down 8.6%. The decrease in organic net sales was driven by a reduction in retailer inventory due to the timing of the Easter holiday and the lapping of a large retailer promotion, as well as weaker than expected consumption trends.

Reported first quarter net income was $18 million, a 45.5% decrease year-over-year. This decrease reflects the impact of business, portfolio realignment and restructuring costs related to our supply chain modernization plan. First quarter Adjusted EBITDA was $72 million, a 4.0% decrease year-over-year. This decrease was driven by lower sales volume.

WK Kellogg Co Full Year 2025 Financial Outlook
Due to its first quarter results and weaker than expected consumption trends, WK Kellogg Co is lowering 2025 organic net sales growth and 2025 adjusted EBITDA growth guidance.

•2025 organic net sales growth is now projected to be approximately (2.0)% to (3.0)%, compared to the prior guidance of ~(1.0)%.

•2025 adjusted EBITDA growth is now projected to be flat to (2.0)%, compared to the prior guidance of 4.0% to 6.0%.
Our 2025 financial outlook now includes a modest impact from tariffs, primarily related to the sourcing of raw materials outside of North America, and assumes that most of our production remains exempt from tariffs on imports from and exports to Canada and Mexico. However, there can be no assurance that this suspension will remain in place indefinitely or whether any new or expanded tariffs may further impact our business and results of operations.
The aforementioned forward-looking non-GAAP financial measures include estimates of certain items as discussed below, from which actual future results may vary. The table below outlines the projected impact of certain other items that are excluded from forward-looking Adjusted EBITDA guidance for full year 2025:

(millions)	Full Year 2025
Interest expense	$25 - $30
Depreciation and amortization expense	$85 - $90
Estimated return on pension assets	$45 - $50
Separation costs	$25 - $30
Business, portfolio realignment and restructuring costs	$105 - $115
Adjusted EBITDA	$270 - $275

The Company has not provided reconciliations of the forward-looking non-GAAP financial measures included in this press release to the most directly comparable forward-looking GAAP financial measure as it is unable to predict with reasonable certainty and without unreasonable effort certain adjustment items including mark-to-market impacts on certain commodity and foreign currency contracts, pension mark-to-market impacts and income tax expense. The timing and amounts of these adjustment items are uncertain and could have a substantial impact on the respective GAAP financial measure. The Company is providing quantification of certain known adjustment items where available.

Conference Call / Webcast
WK Kellogg Co has posted pre-recorded management remarks and an accompanying presentation to its website at http://investor.wkkellogg.com. In addition, the Company will host a live question and answer webcast session with analysts at 10:00 a.m. Eastern Time today. To access the webcast and for information regarding the rebroadcast, please visit http://investor.wkkellogg.com.
About WK Kellogg Co

At WK Kellogg Co, we bring our best to everyone, every day through our trusted foods and brands. Our journey began in 1894, when our founder W.K. Kellogg reimagined the future of food with the creation of Corn Flakes, changing breakfast forever. Our iconic brand portfolio includes Kellogg’s Frosted Flakes®, Rice Krispies®, Froot Loops®, Kashi®, Special K®, Kellogg’s Raisin Bran®, and Bear Naked®. With a presence in the majority of households across North America, our brands play a key role in enhancing the lives of millions of consumers every day, promoting a strong sense of physical, emotional and societal wellbeing. Our beloved brand characters, including Tony the Tiger® and Toucan Sam®, represent our deep connections with the consumers and communities we serve. Through our sustainable business strategy – Feeding HappinessTM – we aim to build healthier and happier futures for families, kids and communities. We are making a positive impact, while creating foods that bring joy and nourishment to consumers. For more information about WK Kellogg Co and Feeding Happiness, visit www.wkkellogg.com.

Non-GAAP Financial Measures

The non-GAAP financial measures in this press release are supplemental measures of WK Kellogg Co performance. These non-GAAP financial measures that WK Kellogg Co provides to management and investors exclude certain items that the Company does not consider part of on-going operations. Our management team utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of the business, and for resource allocation decisions, including incentive compensation. As a result, WK Kellogg Co believes the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by the management team and improves investors’ understanding of WK Kellogg Co’s underlying operating performance, which is useful in the analysis of ongoing operating trends. All historical non-GAAP financial measures have been reconciled from the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measures.

As non-GAAP financial measures are not standardized, they may not be comparable to financial measures used by other companies or to non-GAAP financial measures having the same or similar names. In order to compensate for such limitations of non-GAAP measures, readers should review the reconciliations and should not consider these measures in isolation from, or as alternatives to, the comparable financial measures determined in accordance with GAAP.
•Organic net sales: WK Kellogg Co adjusts GAAP net sales to exclude the impact of currency, acquisitions, divestitures and 53rd week transactions. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate. We exclude the items which we believe may obscure trends in our underlying net sale performance. Management uses this non-GAAP measure to evaluate the effectiveness of the initiatives behind net sales growth, pricing realization, and the impact of mix on our business results.
•Adjusted gross profit and adjusted gross margin: WK Kellogg Co adjusts GAAP gross profit and gross margin to exclude the effect of business portfolio realignment and restructuring costs, separation costs related to the Spin-Off and mark-to-market impacts from commodity and foreign currency contracts. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives.

•Adjusted EBITDA and adjusted EBITDA margin: WK Kellogg Co adjusts GAAP net income (loss) to exclude interest expense, income tax expense (benefit), depreciation and amortization expense, mark-to-market impacts from commodity and foreign currency contracts, other income (expense) net, separation costs related to the Spin-off and business, portfolio realignment and restructuring costs. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by organic net sales. Management believes that these non-GAAP financial measures provide a meaningful measure of operating profitability that assist investors in understanding baseline and historical information.
•Net debt: Net debt is defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents, and marketable securities. Cash and cash equivalents, and marketable securities are subtracted from the GAAP financial measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Management uses this non-GAAP financial measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Free cash flow: Free cash flow is defined as Net cash provided by (used in) operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met.

Forward-Looking Statements

This press release contains a number of forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include predictions of future results or activities and may contain the words “expect,” “believe,” “will,” “can,” “anticipate,” “estimate,” “project,” “should,” “would,” or words or phrases of similar meaning. You are cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, a decline in demand for ready-to-eat cereals; the timing, magnitude and duration of new or increased tariffs on imports from and exports to Canada and Mexico; supply chain disruptions, increases in costs and/or shortages of raw materials, labor, fuels and utilities as a result of geopolitical, legal and regulatory changes, economic, trade policies, and market conditions; consumers’ perception of our brands or company; business disruptions; our ability to drive our growth targets to increase revenue and profit; our failure to achieve our targeted cost savings and efficiencies from the restructuring plan associated with our supply chain modernization initiatives and other cost reduction initiatives; strategic acquisitions, alliances, divestitures or joint ventures or organic growth opportunities we may pursue in the future; material disruptions at one of our facilities; our ability to attract, develop and retain the highly skilled people we need to support our business; a shortage of labor, our failure to successfully negotiate collectively bargained agreements, or other general inflationary pressures or changes in applicable laws and regulations that could increase labor costs; an increase in our post-retirement benefit-related costs and funding requirements caused by, among other things, volatility in the financial markets, changes in interest rates and actuarial assumptions; our inability to obtain sufficient capital to grow our business and to increase our revenues; an impairment of the carrying value of goodwill or other acquired intangibles; increases in the price of raw materials, including agricultural commodities, packaging, fuel and labor; increases in transportation costs and reduced availability of, or increases in, the price of oil or other fuels; competition, including with respect to retail and shelf space; the changing retail environment and the growing presence of alternative retail channels; the successful development of new products and processes; adverse changes in the global climate or extreme weather conditions; and other risk factors as detailed from time to time in WK Kellogg’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its Registration Statement on Form 10, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, Current Reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exhaustive.

Any forward-looking statement made in this press release speaks only as of the date of this press release. WK Kellogg Co does not undertake to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

[WK Kellogg Co Financial News]

WK KELLOGG CO
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(millions, except per share data)

	Quarter ended
	March 29, 2025	March 30, 2024
Net sales	$663	$707
Cost of goods sold	474	504
Selling, general and administrative expense	155	157
Restructuring costs	14	—
Operating profit	20	46
Interest expense	3	8
Other income (expense), net	5	6
Income before income taxes	22	44
Income taxes	4	11
Net income	$18	$33

Per share amounts:
Basic earnings	$0.20	$0.38
Diluted earnings	$0.20	$0.37
Average shares outstanding:
Basic	86	86
Diluted	88	87

WK KELLOGG CO
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(millions)

	Year-to-date period ended
	March 29, 2025	March 30, 2024
Operating activities
Net income	$18	$33
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	22	19
Pension and postretirement benefit plan expense (benefit)	(8)	(9)
Deferred income taxes	2	1
Stock compensation	5	1
Restructuring expenses	13	—
Other	—	3
Pension plan contributions	—	(3)
Changes in operating assets and liabilities:
Trade receivables	(17)	2
Inventories	(18)	16
Accounts payable	29	(5)
Income taxes payable	2	4
Accrued advertising and promotion	(9)	(11)
Accrued salaries and wages	(31)	(21)
All other current assets and liabilities	(10)	(20)
Net cash provided by (used in) operating activities	$(2)	$10
Investing activities
Additions to properties	(60)	(9)
Net cash provided by (used in) investing activities	$(60)	$(9)
Financing activities
Proceeds from borrowings under the Credit Agreement	50	—
Repayment of borrowings under the Credit Agreement	(6)	(3)
Issuances of notes payable, with maturities greater than 90 days	94	—
Reductions of notes payable, with maturities greater than 90 days	(75)	—
Net reduction of notes payable, with maturities less than or equal to 90 days	(1)	(3)
Net issuances of common stock	1	1
Dividends paid	(14)	(14)
Net cash provided by (used in) financing activities	$49	$(19)
Effect of exchange rate changes on cash and cash equivalents	—	—
Increase (decrease) in cash and cash equivalents	(13)	(18)
Cash and cash equivalents at beginning of period	40	88
Cash and cash equivalents at end of period	$27	$70

WK Kellogg Co Free Cash Flow:
Net cash provided by (used in) operating activities	$(2)	$10
Additions to properties	$(60)	$(9)
Free cash flow (a)	$(62)	$1
(a) Free cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

WK KELLOGG CO
CONSOLIDATED BALANCE SHEET (Unaudited)
(millions, except per share data)

	March 29, 2025	December 28, 2024
Current assets
Cash and cash equivalents	$27	$40
Accounts receivable, net	231	199
Inventories	371	353
Other current assets	23	27
Total current assets	652	$619
Property, net	799	786
Operating lease right-of-use assets	120	113
Goodwill	53	53
Other intangibles	57	57
Postretirement plan assets	308	301
Other assets	27	33
Total assets	$2,016	$1,962
Current liabilities
Notes payable	69	51
Current maturities of long-term debt	26	24
Accounts payable	527	513
Accrued advertising and promotion	89	98
Accrued salaries and wages	31	61
Other current liabilities	94	94
Total current liabilities	836	$841
Long-term debt	502	460
Long-term operating lease obligations	99	95
Deferred income taxes	83	83
Pension liability	125	124
Other liabilities	44	42
Equity
Common stock, $0.0001 par value, 1,000,000,000 shares authorized Issued: 86,148,263 shares as of March 29, 2025 and 86,101,154 shares as of December 28, 2024	—	—
Capital in excess of par value	353	343
Retained earnings	19	16
Accumulated other comprehensive income (loss)	(45)	(42)
Total equity	327	317
Total liabilities and equity	$2,016	$1,962

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

	Quarter ended
(millions)	March 29, 2025	March 30, 2024
Reported net sales	$663	$707
Foreign currency impact	4	—
Organic net sales	$667	$707

% change - 2025 vs. 2024:
Reported net sales growth	(6.2)%
Foreign currency impact	0.6%
Organic net sales growth	(5.6)%
Volume (tonnage)	(8.6)%
Pricing/mix	3.0%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Adjusted Gross Profit

	Quarter ended
(millions)	March 29, 2025	March 30, 2024
Reported gross profit (a)	$189	$203
(Gain) loss on mark-to-market on foreign exchange and commodity hedges	(1)	—
Separation costs	4	3
Business, portfolio realignment and restructuring costs	3	1
Adjusted gross profit	$195	$207
Note: Tables may not foot due to rounding.
(a) Gross profit is equal to net sales less cost of goods sold
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Adjusted Gross Margin

	Quarter ended
	March 29, 2025	March 30, 2024
Reported gross margin (a)	28.5%	28.7%
(Gain) loss on mark-to-market on foreign exchange and commodity hedges	(0.1)%	—%
Separation costs	0.6%	0.4%
Business, portfolio realignment and restructuring costs	0.4%	0.1%
Adjusted gross margin	29.4%	29.2%
Note: Tables may not foot due to rounding.
(a) Gross margin as a percentage of net sales. Gross margin is equal to net sales less cost of goods sold.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Reported Net Income to Adjusted EBITDA

	Quarter ended
(millions)	March 29, 2025	March 30, 2024
Reported net income	$18	$33
Interest expense	3	8
Income tax expense (benefit)	4	11
Depreciation and amortization expense	22	19
EBITDA	$47	$71
(Gain) loss on mark-to-market on foreign exchange and commodity hedges	(1)	—
Other (income) expense	(5)	(6)
Separation costs	14	9
Business portfolio realignment and restructuring costs (a)	17	1
Adjusted EBITDA	$72	$75
Reported Net Income Margin	2.6%	4.7%
Adjusted EBITDA Margin	10.8%	10.6%
Note: Tables may not foot due to rounding.
(a) Business, portfolio realignment and restructuring costs include approximately $14 million of restructuring costs.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
WK KELLOGG CO
Reconciliation of Non-GAAP Amounts - Net Debt

(millions)	March 29, 2025	December 28, 2024
Notes payable	$69	$51
Current maturities of long-term debt	26	24
Long-term debt	502	460
Total debt liabilities	597	535
Less:
Cash and cash equivalents	(27)	(40)
Net debt	$570	$495
For more information on the reconciling items in the table above, please refer to the Non-GAAP financial measures section.

Significant items impacting comparability

Mark-to-market on foreign exchange, commodity hedges and pension
The Company recognizes mark-to-market adjustments for pension and postretirement benefit plans, commodity contracts and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodity contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. The Company recorded pre-tax mark-to-market gain of $1 million for the quarter ended March 29, 2025. The Company did not incur any material pre-tax mark-to-market impacts for the quarter ended March 30, 2024.

Separation costs
The Company incurred pre-tax charges related to the Spin-Off, related to transition costs associated with the Transition Services Agreement of $14 million for the quarter ended March 29, 2025. The Company incurred pre-tax charges related to the Spin-Off, primarily related to transition and spin-related employee costs under the Transition Services Agreement of $9 million for the quarter ended March 30, 2024.

Business portfolio realignment and restructuring costs
The Company incurred restructuring and non-restructuring costs related to a reconfiguration of its supply chain network designed to drive increased productivity, resulting in pre-tax charges of $17 million for the quarter ended March 29, 2025. The Company incurred pre-tax non-restructuring costs related to a reconfiguration of its supply chain network designed to drive increased productivity of $1 million for the quarter ended March 30, 2024.

Other (income) expense, net
The Company excludes the impact of all non-operating items from its Adjusted EBITDA calculation, which primarily includes pension related (income) expense, net, and financing fees. As a result, other income of $5 million was excluded for the quarter ended March 29, 2025. Other income of $6 million was excluded for the quarter ended March 30, 2024.

Foreign currency translation
We evaluate our net sales on a currency-neutral basis. We determine currency-neutral net sales results by dividing or multiplying, as appropriate, the current-period local currency net sales results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.